Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Brian Keller, Overstock.com, Inc.
+1 (801) 947-5374
ir@overstock.com

Overstock.com Reports Q1 2018 Results
Consolidated revenue of $445 million (3% growth) and pre-tax loss of ($54.7) million
Retail pre-tax loss of ($33.6) million (non-GAAP financial measure)
Medici pre-tax loss of ($21.2) million (non-GAAP financial measure)

SALT LAKE CITY - May 8, 2018 - Overstock.com, Inc. (NASDAQ:OSTK), a tech-driven online retailer and advancer of blockchain technology, today reported financial results for the quarter ended March 31, 2018.

Dear Owners,

We have had an exciting year. I will use the opportunity of this letter and today’s earnings call, along with tomorrow’s (webcast) shareholder meeting, to provide a fulsome update on our business. While I do not think it is my job to convince the investing public to think one way or another, I do believe I have an obligation to turn face-up as many of our cards as I possibly can, and leave their estimation to the public. In addition, I will not deny that ours has grown into an increasingly complex story, demanding of elaboration.

1)    tZERO - The opportunity that must be seized by this business is mindboggling. It is going to be a game of “Who can innovate best and fastest?” We have sent Saum Noursalehi to be CEO, and I believe he will be a decisive factor. I will remain Executive Chairman.

2)    Overstock.com Retail - We accelerated 16% this quarter (-13% to +3%), and our operating losses were slightly less than we previously indicated should be expected. I am looking for two more good quarters of acceleration and then plan on truing the craft for that rate of climb. As followers of our story know, where previously we demonstrated our prowess by showing profits where no one else did, we have switched to a more growth driven long term free cash flow strategy, where I believe our prowess will be demonstrated in other ways.

3)    Other Medici Ventures: We have a number of other quite interesting blockchain investments within Medici Ventures, some of which could prove quite valuable.

4)    Strategic Discussions: We continue active discussion with various parties including late entrants we are helping to catch up. This does not of course guarantee a strategic event. We will pursue the option we believe maximizes shareholder value.

I cannot talk much these days without someone accusing me of puffery. I worry about that, but I worry more about a Texas Gulf Sulphur. So I think my duty is simply to explain the opportunity I see and let the public make up its own mind. There will be much opportunity for discussion in today’s earnings call and tomorrow’s shareholder meeting. I look forward to it.

Your humble servant,
Patrick M. Byrne

Key Q1 2018 metrics (comparison to Q1 2017):

•	Revenue: $445.3M vs. $432.4M (3% increase);

•	Gross profit: $93.9M vs. $86.9M (8% increase);

•	Gross margin: 21.1% vs. 20.1% (98 basis point increase);

•	Sales and marketing expense: $77.2M vs. $37.6M (105% increase);

•	Contribution (non-GAAP financial measure): $16.7M vs. $50.0M (67% decrease);

•	G&A/Technology expense: $71.0M vs. $51.6M (38% increase);

•	Pre-tax loss: ($54.7M) vs. ($6.6M) ($48.1M increase);

◦	Pre-tax loss - Overstock retail (non-GAAP financial measure): ($33.6M)

◦	Pre-tax loss - Medici (non-GAAP financial measure): ($21.2M)

•	Net loss*: ($50.9M) vs. ($5.9M) ($45.0M increase);

•	Diluted net loss per share: ($1.74)/share vs. ($0.23)/share ($1.51/share increase);

*Net loss refers to Net loss attributable to stockholders of Overstock.com, Inc.

We will hold a conference call and webcast to discuss our Q1 2018 financial results Tuesday, May 8, 2018, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 6077988 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended, or on Overstock's YouTube channel, accessible at https://www.overstock.com/2018-Q1-earnings. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Tuesday, May 8, 2018, through 7:30 p.m. ET on Tuesday, May 22, 2018. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue was $445.3 million and $432.4 million for Q1 2018 and 2017, respectively, a 3% increase. This growth was primarily driven by increased marketing expenses as we have shifted our retail strategy to more aggressively pursue revenue growth and new customers. Our increased marketing expenses resulted in a 6% increase in orders in Q1 2018, and we also had a 3% increase in average order size primarily due to a continued sales mix shift into home and garden products. These increases were partially offset by increased promotional activities, including coupons and site sales (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions, and an increase in product sales for which we record only our commission as revenue.

We continue to experience difficulties which we believe are due in part to changes that Google, Inc. ("Google") has made in its natural search engine algorithms. It is taking us longer to analyze and to seek to adapt to the 2017 algorithm adjustments than it took us to respond to Google's changes in previous years. We have reorganized a large number of resources around addressing this challenge, as well as seeking to prevent it from occurring again. We have implemented a variety of innovations and technical improvements in this area and expect to continue to do so.

Gross profit - Gross profit was $93.9 million and $86.9 million for Q1 2018 and 2017, respectively, an 8% increase, representing 21.1% and 20.1% gross margin for those respective periods. The increase in gross margin was primarily due to a continued shift in sales mix into higher margin home and garden products and an increase in marketplace sales (for which we record only our commission as revenue), partially offset by increased promotional activities.

Sales and marketing expenses - Sales and marketing expenses totaled $77.2 million and $37.6 million for Q1 2018 and 2017, respectively, a 105% increase, and representing 17.3% and 8.7% of total net revenue for those respective periods. This significant increase in sales and marketing expenses was primarily due to our recently adopted retail growth strategy to more aggressively pursue increased revenue and new customers, and also to help offset the effects of the Google algorithm changes described above. This included increased spending in the sponsored search, display ads on social media, and television marketing channels. We also had a $2.9 million increase in marketing costs at tZERO for employee severance and a special restricted stock grant which fully vested during the quarter.

Consolidated contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q1 2018 and 2017 was $16.7 million and $50.0 million, respectively, a 67% decrease, representing 3.7% and 11.6% of total net revenue for those respective periods.

Contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues and adding back Club O Rewards and gift card breakage. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. For additional information about our non-GAAP financial measures, including “Retail pre-tax income” and “Medici pre-tax loss” please see the "Additional Non-GAAP Financial Measure Reconciliations" section below.

Our calculation of our consolidated contribution and contribution margin is set forth below (in thousands):

	Three months ended March 31,
	2018		2017
Total net revenue	$445,331	100%	$432,435	100%
Cost of goods sold	351,462	78.9%	345,528	79.9%
Gross profit	93,869	21.1%	86,907	20.1%
Less: Sales and marketing expense	77,214	17.3%	37,618	8.7%
Plus: Club O Rewards and gift card breakage (1)	—	—%	671	0.2%
Contribution and contribution margin	$16,655	3.7%	$49,960	11.6%
 ___________________________________________

(1)
 — Effective January 1, 2018, we made a change in accounting principle to present Club O Rewards and gift card breakage in Partner and other revenue instead of Other expense, net on our consolidated statements of operations. This change impacts the presentation of Revenue, net, Gross profit and Other expense, net, but does not impact the calculation of contribution.

Technology expenses - Technology expenses totaled $31.3 million and $29.0 million for Q1 2018 and 2017, respectively, an 8% increase, and representing 7.0% and 6.7% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $2.5 million and an increase in technology licenses and maintenance costs of $1.7 million, partially offset by a decrease in depreciation of $1.3 million.

General and administrative ("G&A") expenses - G&A expenses totaled $39.8 million and $22.6 million for Q1 2018 and 2017, respectively, a 76% increase, and representing 8.9% and 5.2% of total revenue for those respective periods. The increase was primarily due to an $8.8 million increase in impairment losses on cryptocurrency holdings due to larger than normal cryptocurrency holdings as of March 31, 2018 (primarily related to the tZERO security token offering) and a large decrease in market values during Q1 2018, partially offset by an increase in realized gains on the sale of cryptocurrencies of $1.5 million. We also had an increase in stock compensation expense of $4.4 million, including $3.4 million for a special tZERO restricted stock grant which fully vested during the quarter. In addition, we had an increase in staff related costs of $2.4 million and an increase in legal fees and consulting costs of $2.3 million, including $1.0 million due to the write-off of costs associated with an equity offering that we terminated in late March 2018, as well as costs related to an SEC inquiry.

We continue to seek opportunities for growth, in our retail business and through our Medici blockchain and financial technology initiatives and through other means. As a result of these initiatives, we will continue to incur additional expenses and expect to purchase interests in, or make acquisitions of, other technologies and businesses. We anticipate that our initiatives will cause us to incur losses in the foreseeable future. These losses, additional expenses, acquisitions or purchases may be material, and, coupled with existing marketing expense trends, increased marketing and branding expenditures, and strategic changes in our retail business, may lead to increased consolidated losses in some periods, and to reduced liquidity. Additionally, we may recognize additional impairment charges from our ownership interest in other entities.

Other expense, net - Other expense, net totaled $9,000 and $3.7 million for Q1 2018 and 2017, respectively. The decrease is primarily due to a decrease in asset impairment charges of $4.5 million.

Net cash (used in) provided by operating activities - Net cash (used in) provided by operating activities was ($22.3) million and $51.0 million for the twelve months ended March 31, 2018 and 2017, respectively. The $73.3 million decrease is primarily due to increased losses.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($38.6) million and ($13.1) million for the twelve months ended March 31, 2018 and 2017, respectively. The $25.5 million decrease was due to a $73.3 million decrease in operating cash flow, partially offset by a $47.8 million decrease in capital expenditures including costs related to the development of our new corporate headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets, including internal-use software and website development, are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Net cash (used in) provided by operating activities	$(10,182)	$(23,097)	$(22,306)	$50,970
Expenditures for fixed assets, including internal-use software and website development	(4,029)	(11,344)	(16,271)	(64,033)
Free cash flow	$(14,211)	$(34,441)	$(38,577)	$(13,063)
Cash - We had cash and cash equivalents of $259.6 million and $203.2 million at March 31, 2018 and December 31, 2017, respectively. These increases are primarily due to proceeds received from our tZERO security token offering and the exercise of a stock warrant in Q1 2018, partially offset by cash used for acquisitions and other investments.

About Overstock.com
Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform:OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Worldstock.com, dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the May 8, 2018 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, Google and other search engine companies changing their natural search engine algorithms periodically resulting in lower ranking of our products, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-K for the year ended December 31, 2017 which was filed with the Securities and Exchange Commission on March 15, 2018, and in our subsequent filings with the Securities and Exchange Commission. The Form 10-K and our subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements. Average order size is measured at the time of order, before promotional discounts and shipping revenue.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$259,569	$203,215
Restricted cash	447	455
Accounts receivable, net	21,798	30,080
Inventories, net	12,471	13,703
Prepaid inventories, net	858	1,625
Prepaids and other current assets	22,091	16,119
Total current assets	317,234	265,197
Fixed assets, net	126,765	129,343
Intangible assets, net	24,653	7,337
Goodwill	22,058	14,698
Other long-term assets, net	35,564	17,240
Total assets	$526,274	$433,815
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$89,666	$85,406
Accrued liabilities	92,105	82,611
Deferred revenue	41,712	46,468
Other current liabilities, net	182	178
Total current liabilities	223,665	214,663
Long-term debt, net - related party	39,977	39,909
Other long-term liabilities	6,539	7,120
Total liabilities	270,181	261,692
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized shares - 5,000
Series A, issued and outstanding - 127 and 127	—	—
Series B, issued and outstanding - 555 and 555	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 32,048 and 30,632
Outstanding shares - 28,866 and 27,497	3	3
Additional paid-in capital	547,184	494,732
Accumulated deficit	(300,561)	(254,692)
Accumulated other comprehensive loss	(595)	(599)
Treasury stock:
Shares at cost - 3,182 and 3,135	(66,170)	(63,816)
Equity attributable to stockholders of Overstock.com, Inc.	179,861	175,628
Equity attributable to noncontrolling interests	76,232	(3,505)
Total equity	256,093	172,123
Total liabilities and stockholders’ equity	$526,274	$433,815

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2018	2017
Revenue, net
Direct	$16,270	$22,828
Partner and other	429,061	409,607
Total net revenue	445,331	432,435
Cost of goods sold
Direct	14,772	20,963
Partner and other	336,690	324,565
Total cost of goods sold	351,462	345,528
Gross profit	93,869	86,907
Operating expenses:
Sales and marketing	77,214	37,618
Technology	31,294	28,992
General and administrative	39,755	22,610
Total operating expenses	148,263	89,220
Operating loss	(54,394)	(2,313)
Interest income	544	125
Interest expense	(874)	(710)
Other expense, net	(9)	(3,724)
Loss before income taxes	(54,733)	(6,622)
Benefit from income taxes	(277)	(340)
Net loss	$(54,456)	$(6,282)
Less: Net loss attributable to noncontrolling interests	(3,547)	(379)
Net loss attributable to stockholders of Overstock.com, Inc.	$(50,909)	$(5,903)
Net loss per common share—basic:
Net loss attributable to common shares—basic	$(1.74)	$(0.23)
Weighted average common shares outstanding—basic	28,566	25,290
Net loss per common share—diluted:
Net loss attributable to common shares—diluted	$(1.74)	$(0.23)
Weighted average common shares outstanding—diluted	28,566	25,290

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Consolidated net loss	$(54,456)	$(6,282)	$(160,096)	$(8,128)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of fixed assets	6,581	7,698	27,731	28,792
Amortization of intangible assets	918	945	3,972	3,815
Stock-based compensation to employees and directors	6,435	940	9,572	4,863
Deferred income taxes, net	(267)	(806)	65,738	(771)
Gain on investment in precious metals	—	—	(1,971)	(201)
Impairment of cryptocurrencies	8,793	—	8,793	—
Gain on sale of cryptocurrencies	(1,529)	—	(3,524)	—
Impairment of equity investment	—	4,500	987	7,350
Early extinguishment costs of long term debts	—	—	2,464	—
Other	185	38	1,023	381
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	8,282	6,527	(183)	(2,528)
Inventories, net	1,232	1,211	5,255	1,713
Prepaid inventories, net	767	(626)	1,880	(1,536)
Prepaids and other current assets	1,471	(1,173)	(642)	(1,891)
Other long-term assets, net	(2,261)	(404)	(4,164)	(1,202)
Accounts payable	4,325	(20,456)	3,786	6,236
Accrued liabilities	9,274	(13,689)	10,652	16,583
Deferred revenue	284	(1,593)	6,565	(2,625)
Other long-term liabilities	(216)	73	(144)	119
Net cash (used in) provided by operating activities	(10,182)	(23,097)	(22,306)	50,970
Cash flows from investing activities:
Purchase of intangible assets	(9,181)	—	(9,604)	—
Proceeds from sale of precious metals	—	—	11,917	1,610
Investment in precious metals	—	—	—	(1,633)
Disbursement of note receivable	—	(250)	(500)	(1,068)
Investments in equity securities	(16,970)	(777)	(21,381)	(5,527)
Acquisitions of businesses, net of cash acquired	(11,769)	—	(11,769)	43
Expenditures for fixed assets, including internal-use software and website development	(4,029)	(11,344)	(16,271)	(64,033)
Other	(1)	(118)	187	(92)
Net cash used in investing activities	(41,950)	(12,489)	(47,421)	(70,700)
Cash flows from financing activities:
Payments on capital lease obligations	(123)	—	(206)	—
Payments on finance obligations	—	(817)	(14,499)	(2,348)
Payments on interest swap	—	—	(1,535)	(422)
Proceeds from finance obligations	—	—	—	7,978
Proceeds from long-term debt	—	—	40,000	25,150
Payments on long-term debt	—	(187)	(45,579)	(187)
Payments of preferred dividends	—	—	(109)	—
Proceeds from exercise of stock options	—	654	10	1,473
Proceeds from rights offering, net of offering costs	—	—	—	7,591
Proceeds from issuance of stock warrants	—	—	6,462	—
Proceeds from exercise of stock warrants	50,562	—	150,562	—
Proceeds from security token offering, net of offering costs	62,073	—	62,978	—
Purchase of treasury stock	—	(10,000)	—	(10,000)
Payments of taxes withheld upon vesting of restricted stock	(4,034)	(822)	(4,441)	(1,354)
Payment of debt issuance costs	—	—	(670)	—
Net cash provided by (used in) financing activities	108,478	(11,172)	192,973	27,881
Net increase (decrease) in cash, cash equivalents and restricted cash	56,346	(46,758)	123,246	8,151
Cash, cash equivalents and restricted cash, beginning of period	203,670	183,528	136,770	128,619
Cash, cash equivalents and restricted cash, end of period	$260,016	$136,770	$260,016	$136,770

Continued on the following page

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(Continued)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest paid, net of amounts capitalized	$789	$646	$3,083	$1,636
Income taxes paid, net of refunds	7	—	494	859
Non-cash investing and financing activities:
Fixed assets, including internal-use software and website development, costs financed through accounts payable and accrued liabilities	$965	$1,317	$965	$1,317
Equipment acquired under capital lease obligations	—	—	1,421	—
Capitalized interest cost	—	—	—	66
Change in value of cash flow hedge	—	(240)	(1,498)	(2,493)
Note receivable converted to equity investment	200	—	1,568	2,850
Cryptocurrency received in security token offering	13,878	—	13,878	—

Additional Non-GAAP Financial Measure Reconciliations

As described above, contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue.

Retail and Medici pre-tax income or loss (non-GAAP financial measures - which we reconcile to Consolidated pre-tax income or loss) consist of income or loss before taxes of our Retail and Medici businesses, excluding intercompany transactions eliminated in consolidation. We believe these measures provide management and users of the financial statements useful information, because they provide financial results for our separate businesses which are distinct in nature. The material limitation associated with these measures is that they are an incomplete measure of our consolidated operations.

We determined our segments based on how we manage our business, which, in our view, consists primarily of our Retail and Medici businesses. Our Retail business consists of our Direct and Partner reportable segments. We use gross profit as the measure to determine our reportable segments because there is not discrete financial information available below gross profit for our Direct and Partner segments. As a result, our Medici business is not significant as compared to our Direct and Partner segments. Our Other segment consists of Medici. We do not allocate assets between our segments for our internal management purposes.

Contribution, contribution margin, Retail pre-tax income or loss and Medici pre-tax income or loss are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculations of our contribution and contribution margin by Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) are set forth below (in thousands):

	Three months ended March 31,
	Direct	Partner	Retail Total	Other	Total
2018
Total net revenue	$16,270	$423,726	$439,996	$5,335	$445,331
Cost of goods sold	14,772	332,808	347,580	3,882	351,462
Gross profit	$1,498	$90,918	$92,416	$1,453	$93,869
Less: Sales and marketing expense			73,917	3,297	77,214
Contribution			$18,499	$(1,844)	$16,655
Contribution margin			4.2%	(34.6)%	3.7%

2017
Total net revenue	$22,828	$405,261	$428,089	$4,346	$432,435
Cost of goods sold	20,963	321,297	342,260	3,268	345,528
Gross profit	$1,865	$83,964	$85,829	$1,078	$86,907
Less: Sales and marketing expense			37,325	293	37,618
Plus: Club O Rewards and gift card breakage (included in Other expense, net)			671	—	671
Contribution			$49,175	$785	$49,960
Contribution margin			11.5%	18.1%	11.6%

Our calculations of Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) pre-tax income or loss are set forth below excluding intercompany transactions eliminated in consolidation (in thousands):

	Three months ended March 31,
	Direct	Partner	Retail Total	Other	Total
2018
Revenue, net	$16,270	$423,726	$439,996	$5,335	$445,331
Cost of goods sold	14,772	332,808	347,580	3,882	351,462
Gross profit	$1,498	$90,918	$92,416	$1,453	$93,869
Operating expenses			125,532	22,731	148,263
Interest and other expense, net			(455)	116	(339)
Pre-tax loss			(33,571)	(21,162)	(54,733)
Benefit from income taxes			(88)	(189)	(277)
Net loss			$(33,483)	$(20,973)	$(54,456)

2017
Revenue, net	$22,828	$405,261	$428,089	$4,346	$432,435
Cost of goods sold	20,963	321,297	342,260	3,268	345,528
Gross profit	$1,865	$83,964	$85,829	$1,078	$86,907
Operating expenses			84,538	4,682	89,220
Interest and other income (expense), net			102	(4,411)	(4,309)
Pre-tax income (loss)			1,393	(8,015)	(6,622)
Provision for (benefit from) income taxes			889	(1,229)	(340)
Net income (loss)			$504	$(6,786)	$(6,282)